Exhibit 10.18

Description of Third Amendment to the Amended and Restated Employment Agreement of David R. Lumley, effective as of August 28, 2009

Effective as of August 28, 2009, the board of directors of Spectrum Brands, Inc. reinstated the annual base salary of David R. Lumley to $600,000, which reinstatement amended that certain Second Amendment to the Amended and Restated Employment Agreement, effective as of February 24, 2009, by and between Spectrum Brands, Inc. and David R. Lumley.